Exhibit 10.1

INDEPENDENT CONTRACTOR AGREEMENT

THIS INDEPENDENT CONTRACTOR AGREEMENT (the “Agreement”) is made and entered into as of February 11, 2025 to document services that began on January 1, 2025 (the “Effective Date”), by and between WSGS, LLC, a South Carolina limited liability company (the “Consultant”), and Vivakor, Inc., a Nevada corporation and its subsidiaries (the “Client”) whose principal place of business is 5220 Spring Valley Rd. #500, Dallas, Texas 75254 (together the “Parties”).

WHEREAS, the Client is a public company in the energy sector in need of management consulting services and assistance integrating recently acquired companies, as set forth in this Agreement below;

WHEREAS, the Consultant has extensive experience in managing public companies in the energy sector and is ready, willing and agreeable to render such services to the Client.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Consulting Services.

(a) The Client hereby retains the Consultant as an independent contractor to the Client and the Consultant hereby accepts and agrees to such retention.

(b) Consultant shall have such duties and responsibilities as are consistent with Consultant’s position as determined by the CEO and CFO. Specifically, Consultant shall be responsible for assisting in the management and operations related to Client being a public company, assisting the Client with integrating the new personnel and operations from recently acquired companies and provide advice regarding the strategy of the Client and its subsidiaries, advice regarding the structuring and implementation of equity participation plans, employee benefit plans and other incentive arrangements for certain key consultant and/or employees of the Client, general advice regarding dispositions and/or acquisitions and other advice and negotiation assistance, which the Client believes will be beneficial to it, and any other management consulting and project management needs the Client may stand in need of as communicated in writing (the “Services”).

(c) It is acknowledged and agreed by the Client that the Consultant is not required to maintain nor acquire any specific professional license(s), and is not rendering legal advice, nor acting as an investment advisor or broker/dealer within the meaning of the applicable state and federal securities laws to perform the Services. The Services of the Consultant shall not be exclusive, nor shall the Consultant be required to render any specific number of hours of Services.

2. Independent Contractor. Consultant is not an employee of Client for any purpose whatsoever, including local, state, federal and foreign taxes and workers’ compensation insurance, but is an independent contractor. Neither this Agreement, the relationship created between Parties hereto pursuant to this Agreement, nor any course of dealing between the Parties hereto is intended to create, or shall create, an employment relationship, a joint venture, partnership or any similar relationship. Client is interested in the results obtained by Consultant, who is responsible for the manner and means of performing under this Agreement. Consultant does not have, nor shall Consultant hold itself (or any of its personnel) out as having, any right, power or authority to create any contract or obligation, either express or implied, on behalf of, in the name of, or binding Client, or to pledge Client’s credit, or to extend credit in Client’s name unless expressly authorized to do so by Client and, if so authorized, then only to the extent so authorized. Consultant will pay any and all taxes (local, state, federal or foreign) owed on any compensation received by Consultant pursuant to this Agreement. Consultant agrees to defend, indemnify and hold Client harmless from any and all claims made by any person or entity on account of an alleged failure by Consultant to satisfy any tax, withholding, or other similar regulatory or statutory obligations, or arising out of Consultant’s employment or engagement of persons to provide the Services. Consultant’s relationship with Client is further defined as below:

(a) Client will not withhold any monies for any local, state, federal or foreign taxing authorities from compensation earned by Consultant pursuant to this Agreement. Client shall prepare and file a Form 1099 with the U.S. Internal Revenue Service reporting the compensation paid to Consultant if such reporting is required by law. Consultant will comply with all requests for information to be provided to the Client to be able to prepare and file a Form 1099.

(b) Consultant shall not receive any fringe benefits under this Agreement or from Client whatsoever, and accordingly, shall receive no insurance benefits, disability income, pension, 401(k), vacation, holiday pay, sick pay, expense reimbursement or any other benefits.

(c) Client shall not provide any workers’ compensation coverage for Consultant. Any and all workers’ compensation coverage shall be the sole responsibility of Consultant.

(d) Client shall not provide any employment insurance coverage for Consultant. Any and all employment insurance remittances shall be the sole responsibility of Consultant.

(e) Consultant shall be responsible for establishing and incurring the expense of Consultant’s office.

3. Time, Place and Manner of Performance. The Consultant shall be available for advice and counsel to the officers and directors of the Client as such reasonable and convenient times and places as may be mutually agreed upon. Except as aforesaid, the time, place and manner of performance of the services hereunder, including the amount of time to be allocated by the Consultant to any specific service, shall be determined at the sole discretion of the Consultant. The Consultant will be notified by the Client regarding the consulting and management services it desires from the Consultant from time to time after the execution of this Agreement. The primary principal place of performance of this Agreement and of the Services is at the Consultant’s offices in the state of South Carolina, but Consultant can perform the Services at the location of his choosing unless the Services require him to be at a specific location for a specific meeting or event.

4. Compensation and Expenses.

In exchange for the Services, the Client shall pay the Consultant:

(a) Flat consulting fee of $34,000 per month beginning on the Effective Date payable on the 15th day of each calendar month or, if such day falls on a weekend or holiday, on the next business day (“Regular Consulting Fees”).

(b) The Consultant will also be entitled to additional quarterly special consulting fees, which shall increase if the Client meets certain quarterly performance thresholds, payable on the 15th day subsequent to the applicable calendar quarter upon which fees are due, or if such day falls on a weekend or holiday, on the next business day (collectively, the “Special Consulting Fees”), namely:

(i) If the Client achieves at least $8,000,000 in Earnings Before Interest, Taxes, Depreciation, and Amortization (“EBITDA”) for the quarter ended March 31, 2025 (or as applicable March 31, 2026, if this Agreement is extended pursuant to Section 7), then the Consultant will receive $300,000 in Special Consulting Fees. Notwithstanding the above, the Special Consulting Fees will not be less than $200,000 for the quarter ended March 31, 2025 (or as applicable March 31, 2026, if this Agreement is extended pursuant to Section 7);

(ii) If the Client achieves at least $8,000,000 in EBITDA for the quarter ended June 30, 2025 (or as applicable June 30, 2026, if this Agreement is extended pursuant to Section 7),, then the Consultant will receive $300,000 in Special Consulting Fees. Notwithstanding the above, the Special Consulting Fees will not be less than $200,000 for the quarter ended June 30, 2025 (or as applicable June 30, 2026, if this Agreement is extended pursuant to Section 7);

(iii) If the Client achieves at least $8,000,000 in EBITDA for the quarter ended September 30, 2025 (or as applicable September 30, 2026, if this Agreement is extended pursuant to Section 7), then the Consultant will receive $300,000 in Special Consulting Fees. Notwithstanding the above, the Special Consulting Fee will not be less than $200,000 for the quarter ended September 30, 2025 (or as applicable September 30, 2026, if this Agreement is extended pursuant to Section 7).

(c) The Consultant will also be entitled to, as an additional inducement for entering into this Agreement with Client, a contract signing fee of $300,000 (the “Contract Signing Fee”) and an additional $300,000 if this Agreement is extended pursuant to Section 7 (the “Contract Extension Fee”), each of which shall be payable on the 15th day subsequent to which each Fee shall be due, if applicable, or, if such day falls on a weekend or holiday, on the next business day.

(d) In no event will the Regular Consulting Fees, when combined with the Special Consulting Fees, exceed $1,308,000 in any twelve-month period. The Regular Consulting Fees, Special Consulting Fee, Contract Signing Fee and Contract Extension Fee, if applicable, will be paid in common stock, par value $0.001, (“Common Stock”) of the Client. Such Common Stock shall be priced per share based on the 52-week low closing price preceding the end of the prior calendar quarter for each of the Regular Consulting Fee, Special Consulting Fees Contract Signing Fee and Contract Extension Fee, if applicable, but in no event greater than the closing bid price on the Effective Date of this Agreement. Such shares shall be issued pursuant to a Registration Statement filed on Form S-8 with the Securities and Exchange Commission. Any shares issued pursuant to a Registration Statement on Form S-8 will be issued to, and in the name of an individual as designated by the Consultant. In the event that a Registration Statement filed on Form S-8 is unavailable for use, the shares of Common Stock issued in the amount equal to the Regular Consulting Fees or Special Consulting Fees, such Common Stock shall be eligible for Piggy-Back Registration Rights, subject to underwriter approval (if applicable), on all future Registration Statements filed on Form S-1. The Client will not issue any Common Stock to the Consultant if the issuance of such shares would cause the Consultant to beneficially own more than 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of the shares of Common Stock (the “Beneficial Ownership Limitation”). The Consultant may increase or decrease the Beneficial Ownership Limitation provisions of this Section, provided that the Beneficial Ownership Limitation may in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of the shares of Common Stock. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Client. Notwithstanding the above, the Consultant has represented to the Client that it, and its members and managers, are knowledgeable regarding the prohibitions on using shares registered in an S-8 Registration Statement for services related to the offer or sale of securities in a capital-raising transaction, or services that are directly or indirectly related to promoting or maintaining a market in the Client’s securities. The Consultant agrees that to the extent it provides any services related to those prohibited activities it will notify the Client and the Parties agree that the shares of Common Stock owed for those activities will not be issued pursuant to an S-8 Registration Statement and will either be registered on another form of registration statement, such as an S-1 Registration Statement consistent with this Agreement, or such shares will be issued to the Consultant as unregistered, restricted stock.

(e) The Client will not pay the Consultant for expenses or costs incurred for the performance of services unless the Client authorizes the expense in writing to the Consultant prior to its occurrence, while this Agreement between the Consultant and the Client remains in effect. Notwithstanding the foregoing, expenses which do not require approval are (i) airfare expenses, (ii) lodging expenses, (iii) transportation services and (iv) other miscellaneous expenses such as parking expenses incurred pertaining to the Client’s business, none of which shall exceed the amount $1,000, while this Agreement between the Consultant and the Client remains in effect.

5. Representations and Warranties of the Client.

The Client represents and warranties the following:

(a) Corporate Good Standing. The Client is a corporation, duly organized, validly existing, and in good standing under the laws of Nevada, and has all requisite corporate power and authority to carry on its business as now conducted by it and to own and operate its assets as now owned and operated by it.

(b) Authority; Enforceability.

(i) The Client has the right, power, and authority to execute and deliver this Agreement, and to perform its obligations hereunder. This Agreement constitutes (or will, when executed and delivered as contemplated herein, constitute) the legally binding obligations of the Client, enforceable in accordance with its terms.

(ii) The execution, delivery, and performance of this Agreement by the Client, and the consummation of the transactions contemplated hereby, do not and will not: (i) require the consent, waiver, approval, license, or other authorization of any person, except as provided for herein; (ii) violate any of provision of applicable law; (iii) contravene, conflict with, or result in a violation of any provision of the Client’s organizational documents; (iv) conflict with, require a consent or waiver under, result in the termination of any provisions of, constitute a default under, accelerate any obligations arising under, trigger any payment under, result in the creation of any lien pursuant to, or otherwise adversely affect, any contract to which the Client is a party or by which any of its assets are bound, in each such case whether with or without the giving of notice, the passage of time, or both.

(c) All requisite corporate action has been taken by the Client to authorize and approve the execution and delivery of this Agreement, the performance by the Client of its obligations hereunder, and of all other acts necessary or appropriate for the consummation of the transactions contemplated by this Agreement.

6. Representations and Warranties of the Consultant.

The Consultant represents and warranties the following:

(a) Corporate Good Standing. The Consultant is a limited liability company, duly organized, validly existing, and in good standing under the laws of South Carolina, and has all requisite corporate power and authority to carry on its business as now conducted by it and to own and operate its assets as now owned and operated by it.

(b) Authority; Enforceability.

(i) The Consultant has the right, power, and authority to execute and deliver this Agreement, and to perform its obligations hereunder. This Agreement constitutes (or will, when executed and delivered as contemplated herein, constitute) the legally binding obligations of the Consultant, enforceable in accordance with its terms.

(ii) The execution, delivery, and performance of this Agreement by the Consultant, and the consummation of the transactions contemplated hereby, do not and will not: (i) require the consent, waiver, approval, license, or other authorization of any person, except as provided for herein; (ii) violate any of provision of applicable law; (iii) contravene, conflict with, or result in a violation of any provision of the Consultant’s organizational documents; (iv) conflict with, require a consent or waiver under, result in the termination of any provisions of, constitute a default under, accelerate any obligations arising under, trigger any payment under, result in the creation of any lien pursuant to, or otherwise adversely affect, any contract to which the Consultant is a party or by which any of its assets are bound, in each such case whether with or without the giving of notice, the passage of time, or both.

(c) All requisite corporate action has been taken by the Consultant to authorize and approve the execution and delivery of this Agreement, the performance by the Consultant of its obligations hereunder, and of all other acts necessary or appropriate for the consummation of the transactions contemplated by this Agreement.

(d) The Consultant hereby represents that it has in place policies and procedures relating to, and addressing, with the commercially reasonable intent to ensure compliance with, applicable securities laws, rules and regulations, including, but not limited to:

(i) The use, release or other publication of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act of 1934 (the “Exchange Act”).

(ii) Disclosure requirements outlined in Section 17B of the Exchange Act regarding the required disclosure of the nature and terms of the Consultant’s relationship with the Client in any and all of the Consultant’s literature or other communication(s) relating to the Client, including, but not limited to: press releases, letters to investors and telephone or other personal communication(s) with potential or current investors.

(e) The Consultant further acknowledges that by the very nature of its relationship with the Client it will, from time to time, have knowledge of or access to material, non-public information (as such term is defined by the Exchange Act) and the Consultant hereby agrees and covenants that:

(i) The Consultant will not make any purchases or sales in the shares of the Client in the public marketplace while in possession or having knowledge of any material, non-public information.

(ii) The Consultant will utilize its commercially reasonable efforts to safeguard and prevent the dissemination of any such material, non-public information to third parties unless authorized in writing by the Client to do so as may be necessary or appropriate in the performance of its services under this Agreement.

(iii) The Consultant will not, in any way, utilize or otherwise include such material, non-public information, in actual form or in substantive content, in its analysis for, preparation of or release of any of the Consultant’s literature or other communication(s) relating to the Client, including, but not limited to: press releases, letters to investors and telephone or other personal communication(s) with potential or current investors; provided, however, that the Consultant may use such material non-public information in its analysis for only the Client’s review and in its preparation of any documents meant only for the Client to receive.

(f) Consultant represents that it, and its members and managers, are knowledgeable regarding the prohibitions on using shares registered in an S-8 Registration Statement for services related to the offer or sale of securities in a capital-raising transaction, or services that are directly or indirectly related to promoting or maintaining a market in the Client’s securities.

(g) The manager of Consultant is also the President of E-Starts Money Co., a Delaware corporation, which is an investor in the Client, and is a former officer and director of Empire Diversified Energy, Inc., a Delaware corporation, that Client entered into an Agreement and Plan of Merger (the “Merger Agreement”) with on February 26, 2024, but has not closed.

7. Term and Termination.

(a) The term of this Agreement shall commence on the date of this Agreement and continues for the term of twelve (12) months which shall automatically be extended for an additional twelve (12) months unless either Party gives the other Party written notice at least thirty (30) days prior to the end of initial twelve (12) month term that the Party is terminating this Agreement at the end of the initial term.

(b) This Agreement may be terminated by Consultant at any time, for any reason, upon giving thirty (30) days written notice to the Client.

(c) This Agreement may be terminated by either party at any time for material breach upon giving thirty (30) days written notice to the other party and that party’s failure to cure such identified material breach within such time.

(d) Both Parties agree to act with commercially reasonable efforts to cure any such material breaches of this Agreement within fourteen (14) days of written notice of any material breach under this Agreement.

(e) Consultant and Client shall have the right and discretion to terminate this Agreement should the other party: (i) violate any law, ordinance, permit or regulation of any governmental entity, except for violations which either singularly or in the aggregate do not have or will not have a material adverse effect on the operations of the Client, or (ii) engage in activities which may, in the reasonable opinion of the terminating party, bring the reputation of the terminating party into disrepute.

(f) This Agreement shall automatically terminate upon the dissolution, assignment for the benefit of creditors, or bankruptcy of the Client or the Consultant.

(g) In the event of any termination of this Agreement for the reasons set forth in Sections 8(b) through 8(f), all amounts owed to the Consultant for services rendered through the date of termination shall be fully earned and non-refundable, including the Contract Signing Fee and Contract Extension Fee, if applicable. For the avoidance of doubt, the Special Consulting Fees shall be fully earned upon the substantial performance of the Consultant’s duties for any relevant quarter under Section 4(b). Further, termination of this Agreement shall not be valid if it serves to frustrate payment of Special Consulting Fees for any particular quarter.

(h) In the event of any termination of this Agreement, the Consultant shall be responsible to comply with the provisions of Sections 8 and 9, below.

8. Proprietary Information.

(a) Consultant understands that Client possesses and will possess Proprietary Information that is important to its business. For purposes of this Agreement, “Proprietary Information” is all information that is disclosed to Consultant or that was or will be developed, learned, created, or discovered by Consultant (or others) for or on behalf of Client, or that became or will become known by, or was or is conveyed to Client and has commercial value in Client’s business, or that is developed at Client’s facilities or with use of Client’s equipment. Proprietary Information includes, but is not limited to, information (and all tangible items in any form incorporating, embodying or containing information) relating to (i) all client/customer lists, vendor lists and all lists or other compilations containing client, customer or vendor information; (ii) information about services, proposed services, research, product development, know-how, techniques, processes, costs, profits, markets, marketing plans, strategies, forecasts, sales and commissions, and unpublished information relating to technological and scientific developments; (iii) plans for future development and new service concepts; (iv) plans, information or proposed terms regarding any merger or acquisition, or any other business transaction involving Client or any of its assets; (v) financial performance or financial projections; (vi) all documents, books, papers, drawings, schematics, models, sketches, computer programs, databases, and other data of any kind and descriptions including electronic data recorded or retrieved by any means; (vii) the compensation, performance and terms of employment of Client employees; (viii) software in various stages of development, and any designs, drawings, schematics, specifications, techniques, models, data, source code, algorithms, object code, documentation, diagrams, flow charts, research and development, processes and procedures relating to any software; and (ix) all other information that has been or will be given to Consultant in confidence by Client (or any affiliate) concerning Client’s actual or anticipated business, research or development, or that is received in confidence by or for Client from any other person or entity. Proprietary Information does not include information that (i) is in the public domain through lawful means that do not directly or indirectly result from any act or omission of Consultant in breach of his obligations hereunder or (ii) was already rightfully known to Consultant (other than in connection with this Agreement or Consultant’s prior employment work with the Client) without restriction on use or disclosure at the time of Client’s disclosure to Consultant.

(b) Non-Disclosure. Consultant understands that this Agreement creates a relationship of confidence and trust between Consultant and Client with regard to Proprietary Information. Consultant will at all times, both during and after the term of this Agreement, keep the Proprietary Information in confidence and trust. Consultant will not, without the prior written consent of an executive officer of Client, (i) copy, use or disclose any Proprietary Information, or (ii) deliver any Proprietary Information to any person or entity outside of the Client. Notwithstanding the foregoing, Consultant may use the Proprietary Information, without disclosing it to any other party, as may be necessary and appropriate in the ordinary course of performing the Services.

(c) Return and Destruction of Proprietary Information. Consultant agrees that upon termination of this Agreement for any reason or upon Client’s request, Consultant shall promptly deliver to Client all Proprietary Information, any document or media that contains Proprietary Information (and all copies thereof), and any apparatus or equipment (and other physical property or any reproduction of such property), and delete or otherwise irrevocably destroy all such Proprietary Information in the custody of Consultant, excepting only Consultant’s copy of this Agreement.

9. Confidentiality. The Consultant recognizes and acknowledges that it has and will have access to certain confidential information of the Client and its affiliates that are valuable, special and unique assets and property of the Client and such affiliates. The Consultant will not, during the term of this Agreement, disclose, without the prior written consent or authorization of the Client, any of such information to any person, for any reason or purpose whatsoever, save and except for the employees, officers, directors, accountants, auditors, attorneys, advisors, agents and representatives of the Client. In this regard, the Client agrees that such authorization or consent to disclose may be conditioned upon the disclosure being made pursuant to a secrecy agreement, protective order, provision of statute, rule, regulation or procedure under which the confidentiality of the information is maintained in the hands of the person to whom the information is to be disclosed or in compliance with the terms of a judicial order or administrative process.

10. Conflict of Interest. The Consultant shall be free to perform Services for other persons. The Consultant will notify the Client of its performance of Services for any other person that could conflict with its obligations under the Agreement.

11. Disclaimer of Responsibility for Act of the Client. In no event shall Consultant be required by this Agreement to represent or make management decisions for the Client. Consultant shall, under no circumstances, be liable for any expense incurred or loss suffered by the Client as a consequence of such decisions made by the Client or any affiliates or subsidiaries of the Client.

12. Indemnification.

(a) The Client shall protect, defend, indemnify and hold Consultant and its assigns and attorneys, accountants, employees, officers and director harmless from and against all losses, liabilities, damages, judgments, claims, counterclaims, demands, actions, proceedings, costs and expenses (including reasonable attorneys’ fees) of every kind and character resulting from, relating to or arising out of (a) the inaccuracy, non-fulfillment or breach of any representation, warranty, covenant or agreement made by the Client herein, (b) negligence or willful misconduct with respect to any of the decisions made by the Client or any of its directors, officers, employees, agents or affiliates, or (c) a violation of state or federal securities laws by the Client or any of its directors, officers, employees, agents or affiliates.

(b) The Consultant shall protect, defend, indemnify and hold Client and its assigns and attorneys, accountants, employees, officers and director harmless from and against all losses, liabilities, damages, judgments, claims, counterclaims, demands, actions, proceedings, costs and expenses (including reasonable attorneys’ fees) of every kind and character resulting from, relating to or arising out of (a) the inaccuracy, non-fulfillment or breach of any representation, warranty, covenant or agreement made by the Consultant herein, (b) negligence or willful misconduct with respect to any of the decisions made by the Consultant, or (c) a violation of state or federal securities laws by the Consultant.

13. Notices. Any notices required or permitted to be given under this Agreement shall be sufficient if in writing and delivered or sent by email, registered or certified mail, or by Federal Express or other recognized overnight courier to the addresses set forth above for each party.

14. Waiver of Breach. Any waiver by either party or a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by any party.

15. Assignment. This Agreement and the right and obligations of the Consultant hereunder shall not be assignable without the written consent of the Client, except that the Consultant may fully assign its rights and obligations of this Agreement to a company that is wholly owned by the Consultant.

16. Applicable Law/Venue. It is the intention of the Parties hereto that this Agreement and the performance hereunder and all suits and special proceedings hereunder be construed in accordance with and under and pursuant to the laws of the State of Texas and that in any action, special proceeding or other proceedings that may be brought arising out of, in connection with or by reason of this Agreement, the law of the State of Texas shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction on which any action or special proceeding may be instituted. If any legal action is filed by either party regarding this Agreement, the parties hereto irrevocably and unconditionally submit to the exclusive jurisdiction of the state or federal courts sitting in and for Dallas County, Texas. The Parties hereby consent to such exclusive jurisdiction and venue. IN THE EVENT OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE PARTIES HERETO KNOWINGLY, IRREVOCABLY, AND UNCONDITIONALLY WAIVE ANY RIGHT TO DEMAND A TRIAL BY JURY.

17. Severability. All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any competent court, the Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

18. Entire Agreement. This Agreement constitutes and embodies the entire understanding and agreement of the Parties and supersedes and replaces all other or prior understandings, agreements and negotiations between the Parties.

19. Waiver and Modification. Any waiver, alteration, or modification of any of the provisions of this Agreement shall be valid only if made in writing and signed by the Parties hereto. Each party hereto, may waive any of its rights hereunder without affecting a waiver with respect to any subsequent occurrences or transactions hereof.

20. Counterparts and Facsimile Signature. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

21. Headings; Interpretation. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement. As used in this Agreement, unless the context expressly indicates otherwise, the word “or” is inclusive and means “and/or” and the word “including” (or any variation of that word) means “including without limitation” or a phrase of equivalent meaning.

[signature page follows]

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement, effective as of the Effective Date.

CONSULTANT:

WSGS, LLC, a South Carolina limited liability company

By:
Bill Tourto, its Manager

CLIENT:

Vivakor, Inc., a Nevada corporation

By:
James Ballengee, Chief Executive Officer